EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITOR


To the Board of Directors and Stockholders of RTG Ventures, Inc.

         We consent to the incorporation by reference in the Registration Statement of RTG Ventures, Inc., on Form S-8 of our report dated December 9, 2003, relating to the consolidated balance sheet of RTG Ventures, Inc. as of May 31, 2003, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended May 31, 2003 and 2002 and for the period July 17, 2000 (date of inception) to May 31, 2003, which report appears in the May 31, 2003 annual report on Form 10-KSB.

Our report dated December 9, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and lacks sources of revenue that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Goldstein and Morris CPA's, P.C.

New York, New York

September 1, 2004